Exhibit 3.1

ARTICLES OF INCORPORATION

OF

MERCURY NEW HOLDCO, INC.

Article I

NAME

The name of the corporation is Mercury New Holdco, Inc. (the “Corporation”).

Article II

SHARES

Section 1.      Number. The number of shares that the Corporation shall have authority to issue is 1,000 shares of Common Stock, no par value per share.

Section 2.     Voting. Each share of Common Stock shall entitle the record holder thereof to one vote.

Section 3.     Action without Meeting. Any action required or permitted by law to be taken at a shareholders’ meeting may be taken without a meeting and without prior notice, if the action is taken by the holders of not less than the minimum number of shares entitled to vote on the action that would be necessary to authorize or take the action at a meeting at which the holders of all shares entitled to vote thereon were present and voted. The action shall be evidenced by one or more written consents or electronic transmissions describing the action taken, signed by the shareholders entitled to take such action without a meeting and delivered to the Secretary of the Corporation for inclusion in the minutes or filing with the corporate records.

Section 4.     No Preemptive Rights. Shareholders shall have no preemptive rights to acquire any unissued shares of the Corporation.

Section 5.     No Fractional Shares. The Corporation shall not issue any fractional shares.

Article III

Directors

The number of directors constituting the Board of Directors shall be designated in the Corporation’s Bylaws.

Article IV

Initial Registered office and agent

The post office address of the initial registered office is Troutman Sanders LLP, Troutman Sanders Building, 1001 Haxall Point, Virginia 23219. The City in which the initial registered office is located is Richmond. The initial registered agent is John Owen Gwathmey, who is a resident of Virginia and a member of the Virginia State Bar, and whose business office is identical to the initial registered office.

Article V

limit on liability and INDEMNIFICATION

Section 1.     Every reference in this Article V to director or officer shall include every director or officer or former director or officer of the Corporation and every person who may have served at the request of the Corporation or one of its subsidiaries as a director, officer, partner or trustee of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and, in all of such cases, his heirs, executors and administrators. In addition, in this Article V, the terms “applicant”, “expenses”, “liability”, “party”, and “proceeding” shall have the respective meanings set forth in Section 13.1-696 of the VSCA and the term “disinterested director” shall have the meaning set forth in Section 13.1-603 of the VSCA.

Section 2.     In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article V, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Section 3.     The Corporation shall indemnify (a) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, or (b) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

Section 4.     The provisions of this Article V shall be applicable to all proceedings commenced after the adoption hereof by the shareholders of the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article V shall have any effect on the rights provided under this Article V with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article V and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such director or officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

Section 5.     The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section 2 or 3 of this Article V.

Section 6.     Any indemnification under Section 3 of this Article V (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 3 of this Article V.

The determination shall be made:

(a)     if there are two or more disinterested directors, by the Board of Directors by a majority vote of disinterested directors, a majority of whom shall constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

(b)     by special legal counsel:

(i)     selected by the Board of Directors or its committee in the manner prescribed in Section 6(a) of this Article V; or

(ii)     if there are fewer than two disinterested directors, selected by the Board of Directors, in which selection directors who do not qualify as disinterested directors may participate; or

(c)     by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under Section 6(b) of this Article V to select counsel.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article V shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel. If the nominees are unable to agree upon such special legal counsel, such special legal counsel shall be selected upon application to a court of competent jurisdiction.

Section 7.     (a)     The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section 3 of this Article V if the applicant furnishes the Corporation:

(i)     a written statement of his good faith belief that he has met the standard of conduct described in Section 3 of this Article V; and

(ii)     a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.

(b)     The undertaking required by Section 7(a)(ii) of this Article V shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

(c)     Authorizations of payments under this section shall be made by the persons specified in Section 6 of this Article V.

Section 8.     The Corporation may indemnify or contract to indemnify any person not specified in Section 2 or 3 of this Article V who was, is or may become a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section 3 of this Article V.

Section 9.     The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article V and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article V.

Section 10.     The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article V on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article V. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article V or applicable laws of the Commonwealth of Virginia.

Section 11.     Each provision of this Article V shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles of Incorporation as of the date set forth below.

DATE: March 19, 2014

/s/ John Owen Gwathmey
John Owen Gwathmey Incorporator